EXHIBIT 99.3
BANK OF AMERICA, NATIONAL ASSOCIATION
LIMITED POWER OF ATTORNEY
BANK OF AMERICA, NATIONAL ASSOCIATION, a national association formed under the laws of the United States, (the “Association”), does hereby make, constitute, and appoint Michael Jentis as an attorney-in-fact for the Association acting for the Association and in the Association’s name, place and stead, for the Association’s use and benefit, to bind the Association by his execution of those agreements, forms and documents related specifically to Section 13 and Section 16 of the Securities Exchange Act of 1934.
Any documents executed by the attorney-in-fact in accordance with this Limited Power of Attorney shall fully bind and commit the Association and all other parties to such documents may rely upon the execution thereof by the attorney-in fact as if executed by the Association and as the true and lawful act of the Association.
This Limited Power of Attorney shall automatically terminate as to the authority of Michael Jentis upon the earlier of the attorney-in-fact’s resignation or termination from or transfer out of Global Banking and Markets – Municipal Banking and Markets; however, any such resignation, termination or transfer shall have no impact on any documents or instruments executed by the attorney-in-fact named above for the Association prior to such resignation, termination or transfer.
IN WITNESS WHEREOF, this Power of Attorney has been executed and delivered by the Association to the Attorney-in-Fact on this 18th day of December, 2020.
BANK OF AMERICA, NATIONAL ASSOCIATION
By:_/s/ Ellen A. Perrin___________________________
Ellen A. Perrin
Associate General Counsel and Senior Vice President